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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of Integrated Surgical Systems, Inc. for the registration of 1,249,070 shares of its common stock and options to purchase 1,249,070 shares of its common stock and to the incorporation by reference therein of our reports dated January 31, 1997, with respect to the consolidated financial statements of Integrated Surgical Systems, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, and included in the Registration Statement (Form SB-2 No. 333-31481) and related Prospectus of Integrated Surgical Systems, Inc. dated November 14, 1997 filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Sacramento, California

January 7, 1998